UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2015 (August 24, 2015)

AAC HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-36643	35-2496142
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

115 East Park Drive, Second Floor Brentwood, Tennessee	37027
(Address of Principal Executive Offices)	(Zip Code)

(615) 732-1231

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On August 24, 2015, a class action lawsuit was filed against AAC Holdings, Inc. (the “Company”) and certain of its current and former officers in the United States District Court for the Middle District of Tennessee, captioned Dr. Joseph F. Kasper, Individually and On Behalf of All Others Similarly Situated v. AAC Holdings, Inc., Jerrod N. Menz, Michael T. Cartwright and Kathryn Sevier-Phillips, No. 3:15-cv-00923. The Company has not yet been served with process in this matter. The complaint purports to be brought on behalf of all investors who purchased or otherwise acquired shares of the Company’s common stock between October 2, 2014 and August 3, 2015. The complaint generally alleges that the Company and certain of its current and former officers violated
Sections 10(b) and/or 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder by making allegedly false and/or misleading statements and failing to disclose certain information. The complaint alleges that the defendants failed to disclose allegedly material facts relating to the recent indictment of certain of the Company’s subsidiaries and current and former employees, specifically that certain officers of the Company knew of, but failed to disclose, a coming criminal indictment and that the initial disclosure of the indictment did not include the specific charges alleged. The complaint seeks unspecified compensatory and punitive damages, interest, attorneys’ fees and other costs. The Company believes this case is without merit and will vigorously defend this litigation. However, there is no assurance that the Company will be successful in its defense or that insurance will be available or adequate to fund any settlement or judgment or the litigation costs of this action. Moreover, the Company is unable to predict the outcome or reasonably estimate a range of possible loss at this time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AAC HOLDINGS, INC.

By:	/s/ Michael T. Cartwright
Michael T. Cartwright
Chief Executive Officer and Chairman

Date: August 25, 2015